Exhibit 99.1

FOR IMMEDIATE RELEASE
Stoneridge Reports Second Quarter 2024 Results
Q2 Operating Performance Significantly Outperforms Previously Provided Expectations Driven by Strong Margin Expansion

2024 Second Quarter Results
•Sales of $237.1 million
•Gross profit of $53.7 million (22.7% of sales)
•Operating income of $3.4 million
•Adjusted operating income of $5.4 million (2.3% of sales)
•Adjusted EBITDA of $16.1 million (6.8% of sales)
•Earnings per share (“EPS”) of $0.10
•Adjusted EPS of $0.17
2024 Full-Year Guidance Update
•Reducing full-year 2024 revenue midpoint guidance by $45 million to reflect updated FX rates (~$12 million impact), updated OEM production volumes (~$18 million impact) and potential volatility in non-OEM and customer demand-based products (~$15 million impact)
•Revenue guidance of $940 million - $970 million (midpoint of $955 million)
•Increasing gross margin midpoint guidance by 50 basis points to reflect continued material cost improvement and operational excellence
•Gross margin guidance of 22.75% - 23.0%
•Reducing adjusted operating margin and EBITDA margin expectations to reflect lower contribution from reduced revenue expectations, offset by improved gross margin performance and continued operating cost control
•Adjusted operating margin guidance of ~2.75%
•Adjusted EBITDA guidance of $58 million - $64 million (adjusted EBITDA margin of 6.2% - 6.6%)
•Adjusted EPS guidance of $0.18 - $0.28 (midpoint of $0.23)
NOVI, Mich. – July 31, 2024 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the second quarter ended June 30, 2024, with sales of $237.1 million and earnings per share of $0.10. Adjusted EPS was $0.17.
For the second quarter of 2024, Stoneridge reported gross profit of $53.7 million (22.7% of sales), an increase of 250 basis points relative to the first quarter of 2024. Operating income of $3.4 million resulted in adjusted operating income of $5.4 million (2.3% of sales), an increase of 210 basis points relative to the first quarter of 2024. Adjusted EBITDA was $16.1 million (6.8% of sales), an increase of 410 basis points relative to the first quarter of 2024. Second quarter results were favorably impacted by non-operating foreign currency of approximately $2.3 million.
The exhibits attached hereto provide reconciliation detail on normalizing adjustments of non-GAAP financial measures used in this press release.
Jim Zizelman, president and chief executive officer, commented, “Our second quarter performance highlights our continued focus on improving the fundamentals of our business leading to significantly improved margins and significant outperformance relative to our prior expectations. This was primarily driven by continued material cost reductions, improved operational excellence, including reduced quality-related costs, and operating cost control as we continue to execute on the key initiatives we set at the beginning of the year. Our efforts to reduce material costs and control operating costs contributed to a 250 basis point improvement in gross margin and a 210 basis point improvement in adjusted operating margin over the first quarter. Including the benefit of non-operating FX income, adjusted EBITDA margin improved by 410 basis points over the first quarter to 6.8% of sales. We continue to improve the financial performance of the business while maintaining our robust approach to technology innovation and growth.”
Zizelman continued, “While we continue to drive operational performance improvement, we remain focused on flawless execution of the program launches that will drive strong growth going-forward. We are excited to announce that during the second quarter we began shipping our first MirrorEye OEM systems to Volvo for the launch of their FH Aero model in Europe. Similarly, our MirrorEye program with Peterbilt launched on Models 579 and 567 in North America in July. Both customers are focusing significant marketing efforts on MirrorEye as a differentiating product in the market. Initial customer feedback has been excellent. For example, Volvo recently announced one of their largest deals ever, in which they have received an order for 1,500 vehicles all of which will be equipped with MirrorEye to be delivered throughout 2024 and 2025. While we have experienced some volatility as new truck production and our programs ramp up, we expect volumes to continue to accelerate for the remainder of the year bringing take rates at least inline with our original expectations. We continue to expect MirrorEye to gain momentum in the second half of this year, as our first OEM program in Europe maintains its strong take rates and the two recently launched programs continue to ramp up in production.”
Zizelman concluded, “Our robust backlog continues to provide a strong foundation for our strategy focused on technologies and capabilities that will drive continued long-term growth. Last month, Volvo Bus announced they have selected Stoneridge to provide connected services and digital solutions using our artificial intelligence-based fuel advice system in a pilot program this year. This partnership is aligned with our ongoing focus on data services, software and AI to drive advanced system capabilities and expansion of our existing technology platforms and products to drive long-term profitable growth.”
Second Quarter in Review
Electronics sales of $153.5 million decreased by 6.4% relative to adjusted sales of the second quarter of 2023. This decrease was primarily driven by lower sales in both the European and North American commercial vehicle end markets and the impact of retroactive pricing recognized in the second quarter of 2023 of approximately $3.3 million. This is partially offset by higher sales in the European off-highway vehicle end market. Second quarter adjusted operating margin of 7.6% improved by 230 basis points relative to the adjusted operating margin of the second quarter of 2023, primarily due to lower direct material costs as a percentage of sales, as well as lower D&D and SG&A costs.
Control Devices sales of $80.9 million decreased by 13.1% relative to sales of the second quarter of 2023. This decrease was primarily due to lower sales in the North American passenger vehicle end market due to lower customer volumes and the expected wind-down of end-of-life programs as well as lower China automotive sales. Second quarter operating margin of 4.6% decreased by 130 basis points relative to the adjusted operating margin of the second quarter of 2023, primarily due to lower contribution from lower sales, partially offset by lower direct material costs as a percentage of sales and lower D&D costs.
Stoneridge Brazil sales of $11.8 million decreased by $3.1 million relative to sales in the second quarter of 2023. This decrease was primarily due to lower sales in local OEM products, tracking devices and monitoring service fees. Second quarter operating performance of approximately break-even decreased by approximately $0.9 million relative to the second quarter of 2023, primarily due to lower contribution from lower sales volumes partially offset by lower direct material costs.
Relative to the first quarter of 2024, Electronics adjusted sales of $153.5 million, decreased by $2.6 million, or 1.7%. This slight decrease was driven primarily by the unfavorable impact of foreign currency of approximately $2.2 million. Second quarter adjusted operating margin increased by 310 basis points relative to the first quarter of 2024, primarily due to material cost improvements, lower quality-related costs and lower engineering costs.
Relative to the first quarter of 2024, Control Devices sales increased by 3.7%. This increase was primarily due to higher sales in the North American passenger vehicle end market as well as higher commercial vehicle sales in China. Second quarter adjusted operating margin increased by 180 basis points relative to the first quarter of 2024, primarily due to benefits recognized from completed negotiations related to price and volume, improved operational execution and lower SG&A and D&D costs as a result of operating cost control efforts.
Relative to the first quarter of 2024, Stoneridge Brazil sales decreased by $0.4 million. This was primarily the result of the unfavorable foreign currency impact of approximately $0.6 million. Second quarter operating performance decreased by $0.2 million relative to the first quarter of 2024, primarily due to unfavorable foreign currency impact of approximately $0.2 million.
Cash and Debt Balances
As of June 30, 2024, Stoneridge had compliance net debt of $161.4 million resulting in a net debt to trailing twelve-month EBITDA compliance leverage ratio of 2.89x, an improvement of 0.24x compared to December 31, 2023.
The Company continues to focus on both operating performance and working capital improvement to drive cash performance, particularly related to inventory reduction. During the first half of the year, inventory balances declined by $9.0 million. The Company expects to continue to reduce inventory balances throughout the year. The Company expects a net debt to EBITDA ratio for compliance purposes of approximately 2.5x by the end of 2024.
2024 Outlook
The Company is updating its previously provided full-year 2024 guidance ranges including sales guidance of $940 million to $970 million, gross margin guidance of 22.75% to 23.0%, adjusted operating margin guidance of approximately 2.75%, adjusted earnings per share guidance of $0.18 to $0.28 and adjusted EBITDA guidance of $58 million to $64 million, or 6.2% to 6.6% of sales.
Matt Horvath, chief financial officer, commented, “We are updating our full-year 2024 revenue guidance to reflect updated foreign currency rates, updated OEM production volumes and current expectations for non-OEM and customer demand-based products. This results in a midpoint of $955 million for the year. Due primarily to our year-to-date performance, expectation of continued reduction in material costs and a continued focus on operational excellence, we are increasing our full-year gross margin expectations by 50 basis points. We are expecting improved gross margin and operating cost control to significantly offset the decremental impact of reduced revenue. As a result, we are reducing our adjusted EBITDA margin midpoint guidance by 30 basis points, or $61 million of adjusted EBITDA. This results in a 130 basis point margin improvement and 27% growth in adjusted EBITDA over 2023. Finally, we are reducing our full-year adjusted EPS guidance to a midpoint of $0.23 to reflect the lower contribution from reduced sales partially offset by improved operating performance.”
Horvath, concluded, “By continuing to focus on improving the fundamentals of our business, we drove significant margin expansion across our business in the second quarter. Additionally, we continue to focus on inventory reduction to improve our cash position and reduce our leverage profile. We expect to continue those efforts in the second half of the year to help drive financial performance. Stoneridge remains well positioned to outpace our underlying end market growth and drive significant earnings expansion going forward.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2024 second quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, August 1, 2024, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:
•the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•fluctuations in the cost and availability of key materials and components (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions, as necessary;
•global economic trends, competition and geopolitical risks, including impacts from ongoing or potential global conflicts and any related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and other countries;
•our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•the reduced purchases, loss or bankruptcy of a major customer or supplier;
•the costs and timing of business realignment, facility closures or similar actions;
•a significant change in automotive, commercial, off-highway or agricultural vehicle production;
•competitive market conditions and resulting effects on sales and pricing;
•foreign currency fluctuations and our ability to manage those impacts;
•customer acceptance of new products;
•our ability to successfully launch/produce products for awarded business;
•adverse changes in laws, government regulations or market conditions affecting our products, our suppliers, or our customers’ products;
•our ability to protect our intellectual property and successfully defend against assertions made against us;

•liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•labor disruptions at our facilities, or at any of our significant customers or suppliers;
•business disruptions due to natural disasters or other disasters outside of our control;
•the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•capital availability or costs, including changes in interest rates;
•the failure to achieve the successful integration of any acquired company or business;
•risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•the items described in Part I, Item IA (“Risk Factors”) in our Form 10-K filed with the SEC.
The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.
Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2024 and 2023 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.
Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted sales, adjusted operating income and margin, adjusted income (loss) before tax, adjusted income tax expense (benefit), adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted net debt, adjusted debt and adjusted cash are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.
Adjusted sales, adjusted operating income and margin, adjusted income (loss) before tax, adjusted income tax expense (benefit), adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted net debt, adjusted debt and adjusted cash should not be considered in isolation or as a substitute for sales, operating income, income (loss) before tax, income tax expense (benefit), net income, EPS, debt, cash and cash equivalents, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONSOLIDATED BALANCE SHEETS

(in thousands)	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,112	$40,841
Accounts receivable, less reserves of $620 and $1,058, respectively	168,215	166,545
Inventories, net	178,749	187,758
Prepaid expenses and other current assets	32,882	34,246
Total current assets	421,958	429,390
Long-term assets:
Property, plant and equipment, net	103,061	110,126
Intangible assets, net	43,586	47,314
Goodwill	34,244	35,295
Operating lease right-of-use asset	8,722	10,795
Investments and other long-term assets, net	55,080	46,980
Total long-term assets	244,693	250,510
Total assets	$666,651	$679,900

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$2,064	$2,113
Accounts payable	108,085	111,925
Accrued expenses and other current liabilities	76,098	64,203
Total current liabilities	186,247	178,241
Long-term liabilities:
Revolving credit facility	187,417	189,346
Deferred income taxes	6,276	7,224
Operating lease long-term liability	5,814	7,684
Other long-term liabilities	10,446	9,688
Total long-term liabilities	209,953	213,942
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,679 and 27,549 shares outstanding at June 30, 2024 and December 31, 2023, respectively, with no stated value	—	—
Additional paid-in capital	224,599	227,340
Common Shares held in treasury, 1,287 and 1,417 shares at June 30, 2024 and December 31, 2023, respectively, at cost	(39,066)	(43,344)
Retained earnings	193,169	196,509
Accumulated other comprehensive loss	(108,251)	(92,788)
Total shareholders' equity	270,451	287,717
Total liabilities and shareholders' equity	$666,651	$679,900

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2024	2023	2024	2023

Net sales	$237,059	$266,814	$476,216	$508,139
Costs and expenses:
Cost of goods sold	183,319	206,326	374,119	404,849
Selling, general and administrative	31,876	33,491	62,299	63,354
Design and development	18,457	22,666	36,060	39,634
Operating income	3,407	4,331	3,738	302
Interest expense, net	3,801	3,120	7,435	5,866
Equity in loss of investee	52	329	329	500
Other (income) expense, net	(2,296)	2,387	(260)	3,535
Income (loss) before income taxes	1,850	(1,505)	(3,766)	(9,599)
(Benefit) provision for income taxes	(936)	1,487	(426)	779
Net income (loss)	$2,786	$(2,992)	$(3,340)	$(10,378)

Income (loss) per share:
Basic	$0.10	$(0.11)	$(0.12)	$(0.38)
Diluted	$0.10	$(0.11)	$(0.12)	$(0.38)

Weighted-average shares outstanding:
Basic	27,611	27,452	27,570	27,400
Diluted	27,853	27,452	27,570	27,400

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six months ended June 30, (in thousands)	2024	2023

OPERATING ACTIVITIES:
Net loss	$(3,340)	$(10,378)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	13,054	13,161
Amortization, including accretion and write-off of deferred financing costs	4,440	4,004
Deferred income taxes	(7,004)	(3,782)
Loss of equity method investee	329	500
Loss (gain) on sale of fixed assets	258	(854)
Share-based compensation expense	2,207	1,271
Excess tax deficiency related to share-based compensation expense	238	66
Changes in operating assets and liabilities:
Accounts receivable, net	(6,094)	(28,100)
Inventories, net	3,438	(23,142)
Prepaid expenses and other assets	(1,038)	3,313
Accounts payable	(849)	27,069
Accrued expenses and other liabilities	12,123	12,184
Net cash provided by (used for) operating activities	17,762	(4,688)

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(12,920)	(18,025)
Proceeds from sale of fixed assets	222	1,729
Investment in venture capital fund, net	(260)	—
Net cash used for investing activities	(12,958)	(16,296)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	57,000	42,000
Revolving credit facility payments	(58,000)	(38,068)
Proceeds from issuance of debt	17,677	16,402
Repayments of debt	(17,690)	(18,086)
Repurchase of Common Shares to satisfy employee tax withholding	(666)	(1,325)
Net cash (used for) provided by financing activities	(1,679)	923

Effect of exchange rate changes on cash and cash equivalents	(1,854)	(32)
Net change in cash and cash equivalents	1,271	(20,093)
Cash and cash equivalents at beginning of period	40,841	54,798

Cash and cash equivalents at end of period	$42,112	$34,705

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$8,003	$5,622
Cash paid for income taxes, net	$4,372	$5,927

Regulation G Non-GAAP Financial Measure Reconciliations

Exhibit 1 - Reconciliation of Adjusted EPS

Reconciliation of Q2 2024 Adjusted EPS
(USD in millions, except EPS)	Q2 2024	Q2 2024 EPS
Net Income	$2.8	$0.10

Add: After-Tax Business Realignment Costs	1.9	0.07
Adjusted Net Income	$4.7	$0.17

Exhibit 2 – Reconciliation of Adjusted EBITDA

(USD in millions)	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024
Income (Loss) Before Tax	$(8.1)	$(1.5)	$4.4	$3.2	$(5.6)	$1.9

Interest expense, net	2.7	3.1	3.3	3.8	3.6	3.8
Depreciation and amortization	8.3	8.4	8.5	8.4	8.6	8.5
EBITDA	$3.0	$10.0	$16.2	$15.5	$6.6	$14.2

Add: Pre-Tax Business Realignment Costs	1.3	1.9	1.2	0.1	—	1.9
Less: Pre-Tax Gain on Disposal of Fixed Assets	(0.8)	—	—	—	—	—
Add: Pre-Tax Environmental Remediation Costs	0.1	—	—	—	—	—
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	—	—	(0.5)	—	—	—
Adjusted EBITDA	$3.6	$11.9	$17.0	$15.6	$6.6	$16.1

Exhibit 3 - Reconciliation of Adjusted Operating Income

(USD in millions)	Q1 2024	Q2 2024
Operating Income	$0.3	$3.4

Add: Pre-Tax Business Realignment Costs	—	1.9
Adjusted Operating Income	$0.3	$5.4

Exhibit 4 – Segment Adjusted Operating Income
Reconciliation of Control Devices Adjusted Operating Income

(USD in millions)	Q2 2023	Q1 2024	Q2 2024
Control Devices Operating Income	$5.1	$2.2	$3.7

Add: Pre-Tax Business Realignment Costs	0.4	—	—
Control Devices Adjusted Operating Income	$5.5	$2.2	$3.7

Reconciliation of Electronics Adjusted Operating Income

(USD in millions)	Q2 2023	Q1 2024	Q2 2024
Electronics Operating Income	$7.4	$7.1	$9.8

Add: Pre-Tax Business Realignment Costs	1.3	—	1.9
Electronics Adjusted Operating Income	$8.8	$7.1	$11.7

Exhibit 5 – Reconciliation of Electronics Adjusted Sales

(USD in millions)	Q2 2023	Q1 2024	Q2 2024
Electronics Sales	$168.3	$156.1	$153.5

Less: Sales from Spot Purchases Recoveries	(4.4)	—	—
Electronics Adjusted Sales	$163.9	$156.1	$153.5

Exhibit 6 – Reconciliation of Adjusted Tax Rate

Reconciliation of Q2 2024 Adjusted Tax Rate
(USD in millions)	Q2 2024	Tax Rate
Income Before Tax	$1.9

Add: Pre-Tax Business Realignment Costs	1.9

Adjusted Income Before Tax	$3.8

Income Tax Benefit	(0.9)	(50.6)%

Add: Tax Impact from Pre-Tax Adjustments	-

Adjusted Income Tax Benefit on Adjusted Income Before Tax	$(0.9)	(24.3)%

Exhibit 7 – Reconciliation of Compliance Leverage Ratio

Reconciliation of Adjusted EBITDA for Compliance Calculation
(USD in millions)	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024
Income (Loss) Before Tax	$(8.1)	$(1.5)	$4.4	3.2	(5.6)	1.9
Interest Expense, net	2.7	3.1	3.3	3.8	3.6	3.8
Depreciation and Amortization	8.3	8.4	8.5	8.4	8.6	8.5
EBITDA	$3.0	$10.0	$16.2	$15.5	$6.6	$14.2

Compliance adjustments:
Add: Non-Cash Impairment Charges and Write-offs or Write Downs	—	—	—	—	0.2	—
Add: Adjustments from Foreign Currency Impact	1.4	3.1	0.4	(0.7)	2.2	(2.4)
Add: Extraordinary, Non-recurring or Unusual Items	0.2	—	0.5	—	—	—
Add: Cash Restructuring Charges	1.4	0.5	0.1	0.3	1.6	0.5
Add: Charges for Transactions, Amendments, and Refinances	—	—	—	0.3	—	—
Add: Adjustment to Autotech Fund II Investment	0.2	0.3	0.1	(0.1)	0.3	0.1
Adjusted EBITDA (Compliance)	$6.1	$13.9	$17.4	$15.3	$10.9	$12.3

Adjusted TTM EBITDA (Compliance)				$52.7	$57.5	$55.9

Reconciliation of Adjusted Cash for Compliance Calculation
(USD in millions)	Q4 2023	Q1 2024	Q2 2024
Total Cash and Cash Equivalents	$40.8	$48.4	$42.1

Less: 35% of Cash in Foreign Locations	(12.8)	(14.8)	(12.5)
Total Adjusted Cash (Compliance)	$28.0	$33.6	$29.6

Reconciliation of Adjusted Debt for Compliance Calculation
(USD in millions)	Q4 2023	Q1 2024	Q2 2024
Total Debt	$191.5	$196.5	$189.5

Outstanding Letters of Credit	1.6	1.6	1.6
Total Adjusted Debt (Compliance)	$193.0	$198.1	$191.1

Adjusted Net Debt (Compliance)	$165.0	$164.5	$161.4
Compliance Leverage Ratio (Net Debt / TTM EBITDA)	3.13x	2.86x	2.89x